UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):   December 31, 2007

Morgan’s Foods, Inc.
(Exact Name of Registrant as Specified in its Charter)

Ohio	1-08395	34-0562210
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4829 Galaxy Parkway., Suite S, Cleveland, OH	44128
(Address of Principal Executive Offices)	(Zip Code)
(216) 359-9000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Morgan’s Foods, Inc.
Current Report on Form 8-K
SECTION 1 — Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement
On December 31, 2007 the Company completed the funding of two loan agreements with GE Capital Solutions, Franchise Finance (“GEFF”) totaling $12.6 million. The agreement for $6.250 million is secured by ten of the Company’s fee owned sites, has an amortization period of twenty years, a term of five years and a variable interest rate beginning at approximately 7.5% which is adjusted monthly. The agreement for $6.350 million is secured by other assets, including equipment, of seventeen of the Company’s restaurant sites, including the ten fee sites above, has an amortization period of ten years, a term of five years and a variable interest rate beginning at approximately 8.2% which is adjusted monthly. The agreements are between several of the Company’s subsidiaries and GEFF with Morgan’s Foods, Inc., the parent company, as guarantor. Both of the loans require the maintenance of a consolidated fixed charge coverage ratio of 1.2 and a funded debt (debt balance plus a calculation based on operating lease payments) to EBITDAR ratio of 5.5, contain cross default and cross collateralization provisions and do not contain either individual restaurant fixed charge coverage ratio requirements or provisions for prepayment penalties. The proceeds of the loans were used to extinguish the loan agreements described below in Item 1.02.

Item 1.02	Termination of a Material Definitive Agreement
On December 31, 2007 the Company paid, before their maturity, twenty-five loan agreements held by Prudential Securities secured by seventeen of the Company’s restaurant properties, having a combined principal balance of approximately $10.9 million, prepayment fees of $1.650 million and other fees of $68 thousand. The loans were originated during the Company’s 2000 and 2001 fiscal years, had terms of 15 to 20 years and fixed interest rates between 9.49% and 10.25%. The agreements also required the maintenance of a consolidated fixed charge coverage ratio of 1.2 and individual restaurant fixed charge coverage ratios of 1.4 and contained cross default and cross collateralization provisions. The Company has no other agreements with Prudential Securities.
SECTION 2 — Financial Information

Item 2.02	Results of Operations and Financial Condition
As a result of the transactions described in SECTION 1, Items 1.01 and 1.02, the Company will record a one time charge to income in its fiscal fourth quarter of approximately $1.7 million reflecting the prepayment fees and other costs associated with the early extinguishment of the loans described in SECTION 1, Item 1.02, which costs are financed by the new loans described in SECTION 1, Item 1.01. In addition, the Company will record a non-cash charge of approximately $160 thousand to write off the unamortized balance of the deferred financing costs associated with the twenty-five loans being extinguished. All of the charges described in this item are deductible for income tax purposes and will result in a deferred tax benefit. Also as a result of replacing the loans described in Item 1.02 with the loans described in Item 1.01, the Company will pay a lower rate of interest on the affected portion of its debt but may be subject to changes in its interest rates based on future rate changes required by the variable rate agreements.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The loan agreements described in SECTION 1, Item 1.01 created a direct obligation of the Company as of December 31, 2007 in the combined principal amount of $12.6 million payable according to the terms of the loan agreements.

The following Exhibits are filed herewith and incorporated herein by this reference:

Exhibit
Number	Exhibit Description

99.1	Press Release dated January 7, 2008
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORGAN’S FOODS, INC.
Dated: January 7, 2008	By:	/s/ KENNETH L. HIGNETT
		Name:	Kenneth L. Hignett
		Title:	Chief Financial Officer and Secretary

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